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                                                                                                           Exhibit 12.2


                                             Union Electric Company
                 Computation Of Ratio Of Earnings To Fixed Charges And Preferred Stock Dividend Requirements
                                      (Thousands of Dollars, Except Ratios)

                                                                        Year Ended December 31,
                                             ---------------------------------------------------------------------------
                                                1999            2000           2001            2002            2003
                                                ----            ----           ----            ----            ----
Net Income                                      $349,252        $353,011       $373,836        $343,742        $446,475
Add- Extraordinary items net of tax                    -               -          4,848               -               -
                                             ------------    ------------   ------------    ------------    ------------
Net income from continuing operations            349,252         353,011        378,684         343,742         446,475

  Taxes based on income                          226,696         224,149        229,599         193,330         250,669
                                             ------------    ------------   ------------    ------------    ------------
Net income before income taxes                   575,948         577,160        608,283         537,072         697,144


Add- fixed charges:
  Interest on long term debt                     117,899         121,763        108,768          97,788          92,821
  Other interest                                  (1,342)          4,219          4,017           7,084          11,878
  Rentals                                          3,899           3,928          3,576           2,852           2,771
  Amortization of net debt premium, discount,
    expenses and losses                            3,421           3,300          3,282           3,530           4,170

                                             ------------    ------------   ------------    ------------    ------------
Total fixed charges                              123,877         133,210        119,643         111,254         111,640
                                             ------------    ------------   ------------    ------------    ------------

Earnings available for fixed charges             699,825         710,370        727,926         648,326         808,784
                                             ============    ============   ============    ============    ============
Ratio of earnings to fixed charges                  5.64            5.33           6.08            5.82            7.24
                                             ============    ============   ============    ============    ============

Earnings required for preferred dividends:
  Preferred stock dividends                        8,817           8,817          8,817           7,683           5,941
  Adjustment to pre-tax basis                      4,544           4,439          4,299           3,297           2,959
                                             ------------    ------------   ------------    ------------    ------------
                                                  13,361          13,256         13,116          10,980           8,900

Fixed charges plus preferred stock dividend
  requirements                                   137,238         146,466        132,759         122,234         120,540
                                             ============    ============   ============    ============    ============
Ratio of earnings to fixed charges plus
  preferred stock dividend requirements             5.09            4.85           5.48            5.30            6.70
                                             ============    ============   ============    ============    ============


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